UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                            COLE NATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

The following is a press release issued by Cole National on July 15, 2004:


[Cole National Logo]                                    PRESS RELEASE

COLE NATIONAL                                           For Immediate Release

1925 Enterprise Parkway                              Listed on New York Exchange
Twinsburg, Ohio 44087                                Symbol "CNJ"


CONTACT:
COLE NATIONAL CORPORATION                     OR KEKST AND COMPANY
JOSEPH GAGLIOTI                               VICTORIA WELD/RUTH PACHMAN
330-486-3100                                  212-521-4800

Cole National Corporation Announces Amendment to Merger Agreement with Luxottica Group at Increased Price Per Share
        o Luxottica raises merger price from $22.50 to a minimum of $26.00 per share
        o Merger price is further increased to $27.50 per share in cash, plus additional 4% from date of stockholder approval to closing, if merger is approved at Cole's July 20 Annual Meeting, which will be reconvened on July 22
        o Luxottica strengthens commitment to obtain regulatory approval by eliminating divesture threshold
        o Cole National strengthens its commitment to the Luxottica merger by narrowing its right to terminate the merger agreement to accept a competing offer
        o Cole National Board confirms recommendation that Cole National stockholders approve Luxottica merger at July 22 Meeting


      CLEVELAND, July 15, 2004 -- Cole National Corporation (NYSE: CNJ), today announced that it has entered into an amendment to its merger agreement with Luxottica Group S.p.A. with the unanimous approval of their Boards of Directors. Under the amendment, the original $22.50 per share cash merger consideration to be paid by Luxottica has been increased to a minimum of $26.00 per share. In addition, if Cole National stockholders approve the Luxottica merger at the annual meeting, which will be adjourned to July 22, 2004, the merger price will be further increased to $27.50 per share in cash, plus an additional amount equal to 4% per annum from the date of stockholder approval through the closing date of the merger. If Cole National does not receive votes from a majority of the outstanding shares to approve the Luxottica merger by July 22, 2004, the higher price would still be payable so long as stockholder approval is obtained at a further adjourned meeting that is held not later than July 29, 2004.

      Based upon the $27.50 price, the total purchase price of the outstanding Cole

      National shares and related equity rights is approximately $495 million, plus 4% per annum from the date of stockholder approval through the date of closing. Luxottica Group has advised Cole National that it will fund the payment of the purchase price and transaction costs from Luxottica's cash flow from operations and existing credit facilities.

      The amendment to the merger agreement also strengthens Luxottica Group's commitment to use its best efforts to avoid or eliminate impediments under any antitrust laws asserted by any governmental entity with respect to the merger. Under the original merger agreement, Luxottica's commitment was qualified such that it was not required to divest businesses or assets accounting for more than $110 million in consolidated net revenue of Cole National alone or of Cole National and Luxottica combined or more than $55 million in consolidated net revenue of Luxottica alone. The amendment to the merger agreement eliminates that qualification. In addition, the amendment to the merger agreement strengthens Cole National's commitment to the Luxottica merger, by narrowing the circumstances under which Cole National could terminate the Luxottica merger agreement in order to accept a competing offer, including that Cole National will no longer have such right after stockholder approval of the Luxottica merger agreement. The amendment does not preclude Cole National from considering a superior proposal prior to stockholder approval of the amended Luxottica merger agreement.

      To provide Cole National stockholders additional time to consider the recent developments and their impact on the proposed merger with Luxottica Group, Cole National intends to hold the election of directors at the previously scheduled annual meeting on July 20, 2004, and then, prior to the consideration of the Luxottica merger, adjourn the meeting to 4 p.m. local time, on Thursday, July 22, 2004, at The Charles Hotel, One Bennett St., Cambridge, Massachusetts 02138.

      Cole National stated that its Board of Directors has unanimously confirmed its recommendation that Cole National stockholders approve the Luxottica merger agreement, as amended, at the reconvened meeting on July 22 . Stockholders of record of Cole National as of May 21, 2004 will be entitled to vote on the Luxottica merger at the reconvened meeting on July 22, or any adjournment thereof. The Luxottica merger agreement, as amended, is subject to approval by Cole National stockholders, receipt of regulatory approvals and other customary conditions. As Luxottica Group publicly announced earlier this week, Luxottica Group and Cole National expect to complete their required submissions to the Federal Trade Commission (FTC) in connection with its antitrust review by the end of this week. In addition, as previously announced, the parties have committed to the FTC not to close the transaction before September 30, 2004, without its consent.

      In connection with its approval of the amendment to the Luxottica merger agreement, the Cole National Board of Directors considered, among other things, the price, financing arrangements, timing and uncertainties associated with the previously announced proposal from Moulin International Holdings Limited submitted on July 12, 2004 to acquire Cole National at a price of $25.00 per share in cash. Following the submission of a similar proposal from Moulin on April 15, 2004 (as well as during the two months following Moulin's submission of its initial acquisition proposal on November 17, 2003), Cole National had provided access to confidential information to Moulin, HAL and their financing sources and their respective advisors, and engaged in discussions and negotiations with Moulin with respect to its proposed transaction. On May 12, 2004, Cole National was informed by Moulin that one of Moulin's financing sources was not prepared to provide senior debt financing on the terms originally proposed. The revised Moulin proposal contemplates financing to be provided by the sale of certain Cole National assets to HAL Holding N.V. and debt financing pursuant to financing commitments that are subject to customary conditions but no further due diligence. Moulin's proposal is subject to the termination of the merger agreement with Luxottica Group, completion and execution of definitive agreements with Moulin, approval by Cole National's and Moulin International's stockholders, receipt of regulatory approvals and other customary conditions.

      Additional information relating to Moulin's most recent proposal and the factors considered by the Cole National Board of Directors in its approval of the amendment to the Luxottica merger agreement are set forth in the supplement to Cole National's proxy statement that will be filed later today with the Securities and Exchange Commission and mailed to all Cole National stockholders of record on May 21, 2004.

      ABOUT COLE NATIONAL

      Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www.thingsremembered.com. Cole also has a 21% interest in Pearle Europe, which has 1,496 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

      SAFE HARBOR STATEMENT

      Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, risks that stockholder approval may not be obtained for the Luxottica merger, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in their filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Luxottica and Cole National do not assume any obligation to update them.


                                           # # #